Exhibit 99.2

HF Foods Group and B&R Global Holdings
Enter Into Merger Agreement

GREENSBORO, NC, June 25, 2019 --  HF Foods Group Inc. (NASDAQ:HFFG) and B&R Global Holdings, Inc. today announced that they have entered into a merger agreement pursuant to which they will combine their operations.  Pursuant to the terms of the merger agreement, at the closing of the merger, B&R Global Holdings will merge into HF Foods’s wholly owned subsidiary, resulting in B&R Global Holdings becoming a wholly owned subsidiary of HF Foods.  HF Foods will issue approximately 30.7 million of its shares of common stock to the former shareholders of B&R Global Holdings as consideration for the transaction.  The closing of the merger is subject to, among other things, the approval of HF Foods’s stockholders.

B&R Global Holdings, which began operations in 1999, is a food wholesaler and distributor for Asian restaurants in the United States.  It serves approximately 6,800 restaurants in eleven western states.

"With this merger, the combined company will be the largest distributor to Asian restaurants in the US," said Zhou Min Ni, chairman and chief executive officer of HF Foods. "With the combined resources of our two pioneering companies, we are well positioned to take advantage of the growing trend of food consumption away from home and of Asian cuisines in particular."

The combined business will serve in excess of 10,000 restaurants in 21 states and had revenues in excess of $800 million in 2018.

The closing of the merger is subject to customary closing conditions and is expected to close in the third quarter of 2019.

About HF Foods Group Inc.

HF Foods Group Inc. (HFFG), headquartered in Greensboro, North Carolina, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the Southeast region of the United States. With three distribution centers along the U.S. eastern seaboard, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 3200 established customers in 10 states, and strong relations with growers and suppliers of food products in the US and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at competitive prices to a growing base of customers. For more information, please visit: https://hffoodsgroup.com/.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "anticipates," "believes," "could," "expects," "intends," "may," "should" and other similar expressions.  Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.  Such factors include, but are not limited to, unfavorable macroeconomic conditions in the United States, competition in the food service distribution industry, particularly the entry of new competitors into the Chinese/Asian restaurant market niche, increases in fuel costs or commodity prices, disruption of relationships with vendors and increases in product prices, U.S. government tariffs on products imported into the United States, particularly from China, changes in consumer eating and dining out habits, disruption of relationships with or loss of customers, our ability to execute our acquisition strategy, availability of financing to execute our acquisition strategy, control of the Company by our Chief Executive Officer and principal stockholder, failure to retain our senior management and other key personnel, our ability to attract, train and retain employees, changes in and enforcement of immigration laws, failure to comply with various federal, state and local rules and regulations regarding food safety, sanitation, transportation, minimum wage, overtime and other health and safety laws, product recalls, voluntary recalls or withdrawals if any of the products we distribute are alleged to have caused illness, been mislabeled, misbranded or adulterated or to otherwise have violated applicable government regulations, failure to protect our intellectual property rights, any cyber security incident, other technology disruption, or delay in implementing our information technology systems, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors”  in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Participants in Solicitation

HF Foods Group Inc. (“HF Foods”), B&R Global Holdings, Inc. (“B&R Global Holdings”) and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of HF Foods common stock in respect of the proposed transaction. Information about HF Foods's directors and executive officers and their ownership of HF Foods's common stock is set forth in HF Foods's proxy statement filed with the SEC on April 30, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing.  Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Additional Information and Where to Find It

In connection with the transaction with B&R Global Holdings, HF Foods will file relevant materials with the Securities and Exchange Commission (the "SEC"), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, HF Foods will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF HF FOODS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT HF FOODS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HF FOODS, B&R GLOBAL HOLDINGS AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by HF Foods with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov) or by writing to HF Foods Group Inc., 6001 W. Market Street, Greensboro, NC 27409.

For more information, please contact:

HF Foods Group Inc.

Email: ir@hffoodsgroup.com

B&R Global Holdings, Inc.

Email: info@rongcheng.us

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